Exhibit 4.3

Execution Version

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

September 17, 2010

EXECUTION VERSION

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT dated as of September 17, 2010 (this “Agreement”) among AVIV REIT, INC., a Maryland corporation (including any successor entity, the “REIT”), AVIV HEALTHCARE MERGER SUB LP, a Delaware limited partnership (including any successor entity, the “Partnership”), AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (the “Existing Partnership”) and the INVESTORS (as herein defined).

WHEREAS, the Existing Partnership and those Investors named therein owning partnership units of the Existing Partnership are parties to that certain Registration Rights Agreement, dated as of May 26, 2006 (the “Original Agreement”);

WHEREAS, on the date hereof, the Existing Partnership and Aviv Healthcare Merger Sub Partner LLC, a Delaware limited liability company (“Merger Sub Partner”), are merging with and into the Partnership, with the Partnership remaining as the surviving entity, pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated July 31, 2010, by and among the REIT, the Partnership, Merger Sub Partner and the Existing Partnership (the “Merger”);

WHEREAS, by virtue of the Merger and pursuant to the terms of the Merger Agreement, each class A unit, class B unit, class C unit, class D unit and class F unit of the Existing Partnership issued and outstanding immediately prior to the effective time of the Merger will be converted into a class A unit, class B unit, class C unit, class D unit or class F unit of the Partnership, respectively;

WHEREAS, the REIT is the general partner of the Partnership; and

WHEREAS, the Investors, the REIT, the Partnership and the Existing Partnership deem it to be in their respective best interests to amend and restate the Original Agreement in the form of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Bernfield Investors” means the Persons identified as the “Bernfield Investors” on the signature pages hereto, and includes Craig M. Bernfield REIT, L.L.C., together with any Affiliate, spouse, lineal descendant of Craig M. Bernfield or Craig M. Bernfield’s spouse, any brother or sister or any personal representative, estate or executor under the will of Craig M. Bernfield or any trust established for the benefit of any one or more of the foregoing, and any permitted successor to, or permitted assignee or permitted transferee of any such Person under Section 16 hereof, in each case, for so long as such Persons own, directly or indirectly, any Registrable Shares, including, without limitation, Securities described in clause (b) of the definition of Registrable Shares, or limited partner interests in the Partnership.

“Commission” means the Securities and Exchange Commission or any other agency at the time administering the Securities Act.

“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Governmental Entity” means any federal, state, municipal, foreign or other government, governmental department, commission, administrative agency, board, bureau, agency or instrumentality, or any private or public court or tribunal.

“Investors” means, collectively, the Bernfield Investors, the Karkomi Investors and the LG Investors and each of the foregoing, individually, shall be referred to herein as an “Investor.”

“Karkomi Investors” means the Persons identified as the “Karkomi Investors” on the signature pages hereto, and includes Zev Karkomi Revocable Trust U/A/D 2/17/84 and SK 2009-A Annuity Trust, together with any Affiliate or lineal descendant of Zev Karkomi or Zev Karkomi’s widow, any brother or sister or any personal representative, estate or executor under the will of Zev Karkomi or any trust established for the benefit of any one or more of the foregoing, and any permitted successor to, or permitted assignee or permitted transferee of any such Person under Section 16 hereof, in each case, for so long as such Persons own, directly or indirectly, any Registrable Shares, including, without limitation, Securities described in clause (b) of the definition of Registrable Shares, or limited partner interests in the Partnership.

“LG Investors” means the Persons identified as the “LG Investors” on the signature pages hereto, and includes LG Aviv L.P., together with any Affiliate of LG Aviv L.P., and any permitted successor to, or permitted assignee or permitted transferee of any such Person under Section 16 hereof, in each case, for so long as such Persons own, directly or indirectly, any Registrable Shares, including, without limitation, Securities described in clause (b) of the definition of Registrable Shares.

“Listed Securities” means any Security of any Person that is subject to an effective registration statement filed under the Securities Act and is listed for trading on a national securities exchange (including without limitation the New York Stock Exchange, the NASDAQ Stock Market and the American Stock Exchange) or a Major Canadian Exchange.

“Listing Event” means (i) the REIT’s registration and listing of any REIT Shares as Listed Securities or (ii) the exchange or conversion of any REIT Shares into Securities that are Listed Securities by the REIT or by a REIT stockholder in a transaction arranged by the REIT or to which the REIT is a party.

“Major Canadian Exchange” means any of the Toronto Stock Exchange, the Montreal Stock Exchange or the Vancouver Stock Exchange, as the case may be.

“Other Shares” means at any time those REIT Shares which do not constitute Primary Shares or Registrable Shares hereunder;

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, among the REIT, as the general partner, and the limited partners named therein.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Primary Shares” means at any time any authorized but unissued REIT Shares or REIT Shares held in the treasury of the REIT.

“Registrable Shares” means (a) REIT Shares held by any Investor at any time and from time to time and (b) any other Securities which are held by such Investor and which by their terms are exercisable or exchangeable for or convertible into REIT Shares (including any limited partner interests received by such Investor in connection with or held at the time of a Listing Event); provided, however, that, in the case of clause (b) above, such Registrable Shares will be, and in fact are, converted into REIT Shares prior to the sale by such Investor of such Registrable Shares included in any effective registration statement. As to any particular Registrable Shares, once issued, such Registrable Shares shall cease to be Registrable Shares when (i) they have been registered under the Securities Act, the registration statement in connection therewith has been declared effective and they have been disposed of pursuant to such effective registration statement, (ii) they, together with all other REIT Shares and other Securities held by such Investor which by their terms are exercisable or exchangeable for or convertible into REIT Shares are eligible to be sold or distributed by such Investor pursuant to Rule 144 in a single transaction without limitation as to amount, or (iii) they shall have ceased to be outstanding.

“Registration Date” means the date upon which a Listing Event has occurred.

“REIT Shares” means the shares of common stock of the REIT, par value $0.01 per share, and any equity interests in any entity party to a Listing Event for which REIT Shares have been exchanged or converted.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto (such as Rule 144A).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Security” has the meaning given to such term under Section 2 of the Securities Act.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, among the REIT and the stockholders of the REIT named therein.

Section 2. Required Registration.

(a) At any time on or after the Registration Date, if the Investors holding (i) at least a majority of the then outstanding Registrable Shares held by the Bernfield Investors, (ii) at least a majority of the then outstanding Registrable Shares held by the Karkomi Investors or (iii) at least a majority of the then outstanding Registrable Shares held by the LG Investors shall request that the REIT effect the registration of such Investor’s Registrable Shares under the Securities Act, the REIT shall promptly use its commercially reasonable efforts to effect the registration under the Securities Act of such Registrable Shares.

(b) Notwithstanding anything contained in this Section 2 to the contrary, the REIT shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

(i) The REIT shall not be obligated to file and cause to become effective (A) more than two registration statements initiated pursuant to Section 2(a) above by the Bernfield Investors, (B) more than two registration statements initiated pursuant to Section 2(a) above by the Karkomi Investors or (C) more than two registration statements initiated pursuant to Section 2(a) above by the LG Investors, in each case, on Form S-11 promulgated under the Securities Act (or any successor form thereto).

(ii) (A) The REIT may delay the filing or effectiveness of any registration statement for a period of up to 90 days after the date of any request for registration pursuant to Section 2(a), if at the time of such request: (X) the REIT is engaged, or has fixed plans to engage within 15 days of the time of such request, in a firm commitment underwritten public offering of Primary Shares in which the holders of Registrable Shares have been or will be permitted to include all such Registrable

Shares so requested to be registered pursuant to Section 3 or (Y) the board of directors of the REIT reasonably determines that such registration and offering would interfere with, or require premature disclosure of, any material transaction, material litigation involving the REIT, the Partnership or any of their subsidiaries or material non-public information involving the REIT, the Partnership or any of their subsidiaries which the board of directors of the REIT determines in good faith is not in the best interests of the REIT, the Partnership or their subsidiaries to disclose in a registration statement at such time; provided, however, that the REIT shall only be entitled to invoke its rights under this Section 2(b)(ii) one time during any twelve month period.

(B) If the REIT shall delay the filing or effectiveness of any registration statement pursuant to Section 2(b)(ii)(A) and if any of the Bernfield Investors, Karkomi Investors or LG Investors requesting such registration pursuant Section 2(a) shall within thirty calendar days after receipt of the notice of postponement advise the REIT in writing that they have determined to withdraw such request for registration, then such request for registration shall be deemed to be withdrawn and shall not be counted as a request for registration pursuant to Section 2(a) hereof.

(iii) With respect to any registration requested pursuant to this Section 2, the REIT shall give notice of such registration to the other Investors who did not request registration hereunder and, upon the request of any of such Investors delivered to the REIT within 20 days after delivery of any such notice by the REIT, shall use its commercially reasonable efforts to cause the Registrable Shares of such Investors to be included in such registration on the same terms and conditions as the Securities otherwise being sold in such registration. The REIT may also include in such registration any Primary Shares or Other Shares. Notwithstanding the foregoing in this Section 2(b)(iii), if the managing underwriter advises the REIT that the inclusion of all Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Shares proposed to be included in such registration, then the number of Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration shall be included in the following order:

(A) first, the Registrable Shares (or, if necessary, such Registrable Shares pro rata among the holders thereof based upon the number of Registrable Shares requested to be registered by each such holder);

(B) second, the Primary Shares; and

(C) third, the Other Shares.

(iv) If any of the holders of Registrable Shares requesting to be included in a registration pursuant to Section 2(a) so elect, the offering of such Registrable Shares pursuant to such registration shall be in the form of an underwritten offering. The REIT shall select one or more nationally recognized firms of investment bankers reasonably acceptable to such holders of Registrable Shares to act as the lead managing underwriter or underwriters in connection with such offering.

(v) At any time before the registration statement covering such Registrable Shares becomes effective, the holders of Registrable Shares that requested that the REIT effect such registration may request the REIT to withdraw or not to file the registration statement. In that event, unless such request of withdrawal was made pursuant to Section 2(b)(ii)(B) or caused by, or made in response to, a material adverse effect or a similar event related to the business, properties, condition, or operations of the REIT, the Partnership or their subsidiaries not known (without imputing the knowledge of any other Person to such holder) by the holders initiating such request at the time their request was made, or other material facts not known to such holders at the time their request was made, the applicable holders shall be deemed to have used one of their registration rights under Section 2(a).

Section 3. Piggyback Registration. If the REIT at any time proposes for any reason to register Primary Shares or Other Shares under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto)), it shall give written notice to each of the Investors of its intention to so register such Primary Shares or Other Shares at least 30 days before the initial filing of the registration statement related thereto and, upon the request, delivered to the REIT within 20 days after delivery of any such notice by the REIT, of any of the Investors to include in such registration such Investor’s Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the REIT shall use its commercially reasonable efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the Securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises the REIT that the inclusion of all Registrable Shares requested to be included in such registration would interfere with the successful marketing (including pricing) of the Primary Shares or Other Shares proposed to be registered by the REIT, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(A) first, the Primary Shares;

(B) second, the Registrable Shares for which registration has been requested (or, if necessary, such Registrable Shares pro rata among the holders thereof based upon the aggregate number of Registrable Shares requested to be registered by each such holder); and

(C) third, the Other Shares.

Section 4. Registrations on Form S-3. Anything contained in Section 2 to the contrary notwithstanding, at such time as the REIT shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, each holder of Registrable Shares shall have the right to request an unlimited number of registrations of Registrable Shares on Form S-3 (which may, at such holders’ request, be shelf registrations pursuant to Rule 415 promulgated under the Securities Act) or its successor form, which request or requests shall (i) specify the number of Registrable Shares intended to be sold or disposed of and each of the holders thereof, (ii) state whether the intended method of disposition of such Registrable Shares is an underwritten offering or a shelf registration and (iii) relate to Registrable Shares having an aggregate offering price of at least $1,000,000. A requested registration on Form S-3 (or its successor form) in compliance with this Section 4 shall not count as a registration statement initiated pursuant to Section 2(a) but shall otherwise be treated as a registration initiated pursuant to Section 2(b)(ii), (iii), (iv) and (v).

Section 5. Holdback Agreement. Upon the occurrence of any Listing Event, each Investor agrees that he, she or it, shall not, and will execute a customary form of agreement with any managing underwriter agreeing not to, sell, make any short sale of, or otherwise dispose of, any Registrable Shares (other than sales or dispositions to its Affiliates and other than with respect to those Securities included in such registration) without the prior written consent of the REIT, for a period (the “Lockup Period”) designated by the REIT in writing to each of the Investors, which period shall begin not more than 2 days prior to the Registration Date and shall not last more than 180 days after the Registration Date; provided, that such Lockup Period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to 34 days if the REIT issues or proposes to issue an earnings or other public release within 17 days of the originally scheduled expiration of the Lockup Period; provided, further, that all parties subject to a Lockup Period shall only be released early from their obligations thereunder on a pro rata basis.

Section 6. Other Registrations. During the period (a) beginning on the date of a request for registration made pursuant to Section 2(a) or Section 4 hereunder and (b) ending on (i) the date that is 90 days after the date that a registration statement filed pursuant to such request has been declared effective by the Commission or (ii) if such requesting Investor shall withdraw such request, the date of such withdrawal, the REIT shall not, without the consent of such requesting Investors, file a registration statement pertaining to any REIT Shares or securities convertible or exchangeable into or exercisable for REIT Shares under the Securities Act (except on Form S-4 or Form S-8 or any successor form).

Section 7. Preparation and Filing. If and whenever the REIT is under an obligation pursuant to the provisions of this Agreement to effect the registration of any Registrable Shares, the REIT shall, as expeditiously as practicable:

(a) use its commercially reasonable efforts to cause a registration statement that registers such Registrable Shares to become and remain effective for a period of one year or until all of such Registrable Shares have been disposed of (if earlier);

(b) furnish, at least ten business days before filing a registration statement that registers such Registrable Shares, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to the respective counsel representing each of the Investors requesting such registration (each such counsel, an “Investor’s Counsel”), and copies of all such documents proposed to be filed (it being understood that such ten-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such Investor’s Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances) and reasonably cooperate to incorporate any reasonable comments from such Investor’s Counsel into such documents proposed to be filed (it being understood that such Investor’s Counsel’s review and comment shall be limited to compliance of such documents with the Securities Act and the accuracy or omission of any information included in such documents regarding such Investor);

(c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of one year or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares;

(d) notify in writing each Investor’s Counsel of the receipt by the REIT of any notification with respect to (i) any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose and (iii) the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e) use its commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the holders of such Registrable Shares reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable such Investors to consummate the disposition in such jurisdictions of the Registrable Shares owned by such Investors; provided, however, that the REIT will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this paragraph (e);

(f) furnish to the Investors holding such Registrable Shares such number of copies of a summary prospectus, if any, or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Investors may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

(g) without limiting subsection (e) above, use its commercially reasonable efforts to cause such Registrable Shares to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the REIT, the Partnership or their subsidiaries to enable the Investors holding such Registrable Shares to consummate the disposition of such Registrable Shares;

(h) notify the Investors holding such Registrable Shares on a timely basis at any time when a prospectus relating to such Registrable Shares or any document related thereto includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such Investors, prepare and furnish to such Investors a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such Registrable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i) make available upon reasonable notice and during normal business hours, for inspection by the Investors holding such Registrable Shares, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by such Investors or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent documents and properties of the REIT, the Partnership and their subsidiaries (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the directors, officers and employees of the REIT, the Partnership or their subsidiaries, as applicable, to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement. Any of the Information which the REIT determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a material misstatement or omission in the registration statement, (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court or governmental agency or authority of competent jurisdiction, (iii) such Information has been made generally available to the public through no breach of the nondisclosure obligations of the Inspectors or their Affiliates or (iv) such disclosure is required to be made under applicable law;

(j) use its commercially reasonable efforts to obtain from its independent certified public accountants “comfort” letters in customary form and at customary times and covering matters of the type customarily covered by comfort letters;

(k) use its commercially reasonable efforts to obtain from its counsel an opinion or opinions in customary form;

(l) provide a CUSIP number, transfer agent and registrar (which may be the same entity and which may be the REIT) for such Registrable Shares;

(m) if requested by an underwriter participating in the disposition of such Registrable Shares, promptly issue to any such underwriter to which the Investors holding such Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

(n) list such Registrable Shares on any national securities exchange (including the New York Stock Exchange, the NASDAQ Stock Market or the American Stock Exchange) or a Major Canadian Exchange;

(o) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, earnings statements covering a period of 12 months beginning within three months after the effective date of the subject registration statement;

(p) cooperate with the Investors holding such Registrable Shares and each managing underwriter participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with FINRA and make reasonably available its officers and otherwise provide reasonable assistance to the underwriters (taking into account the needs of the business of the REIT, the Partnership and their subsidiaries and the requirements of the marketing process) in the marketing of such Registrable Shares in any underwritten offering; and

(q) otherwise use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

Each holder of such Registrable Shares, upon receipt of any notice from the REIT of any event of the kind described in Section 7(h) hereof, shall forthwith discontinue disposition of such Registrable Shares pursuant to the registration statement covering such Registrable Shares until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7(h) hereof, and, if so directed by the REIT, such holder shall deliver to the REIT all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Shares at the time of receipt of such notice.

Section 8. Expenses. All expenses incurred by the REIT and the Investors in complying with their obligations pursuant to this Agreement and in connection with the registration and disposition of each such Investor’s Registrable Shares, including, without limitation, all registration and filing fees (including all expenses incident to filing with FINRA), reasonable fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the REIT’s counsel and accountants and fees and expenses of each Investor’s Counsel shall be paid by the REIT; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Shares, Primary Shares and Other Shares shall be borne by the holders selling such Registrable Shares, Primary Shares and Other Shares, in proportion to the number of Registrable Shares, Primary Shares and Other Shares sold by each such holder.

Section 9. Indemnification.

(a) In connection with any registration of any Registrable Shares under the Securities Act pursuant to this Agreement, the REIT shall indemnify and hold harmless each holder of such Registrable Shares, each of such holder’s officers, directors, employees, members, partners, and advisors and their respective Affiliates, each underwriter, broker or any other person acting on behalf of such holder of Registrable Shares and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act against any losses, claims, damages, liabilities, or actions joint or several (or actions in respect thereof), to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or allegedly untrue statement of a material fact contained in (A) the registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission or any free writing prospectus that the REIT has filed, or is required to file, pursuant to Rule 433(d) of the Securities Act or (B) in any case, any amendment or supplement to such documents specified in sub-clause (A) above, (ii) the omission or alleged omission to state in such documents specified in clause (i) above a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) with respect to any prospectus, the omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, (iv) any violation by the REIT of the Securities Act or state securities or blue sky laws applicable to the REIT or (vi) any action or inaction required of the REIT in connection with such registration or qualification under such state securities or blue sky laws; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the REIT shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action (including any legal or other expenses incurred) arises out of or is based upon an untrue statement or allegedly untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the REIT by the holders of such Registrable Shares (with respect to which such indemnity is sought) specifically for use in the preparation thereof.

(b) In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, each holder of such Registrable Shares shall severally (based on the percentage of all Registrable Shares, Primary Shares and Other Shares included in such registration that were owned by such holder) and not jointly and severally indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 9(a)) the REIT, the Partnership and their subsidiaries and each director and officer of the foregoing who shall sign such registration statement, each underwriter, broker or other person acting on behalf of such holder of Registrable Shares and each person who controls any of the foregoing persons within the meaning of the Securities Act with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission or any free writing prospectus that the REIT has filed, or is required to file, pursuant to Rule 433(d) of the Securities Act, or, in any case, any amendment or supplement thereto or any document incident to registration or qualification of such Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the REIT or such underwriter by such holder of Registrable Shares specifically for use in connection with the preparation of such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each holder of Registrable Shares, to an amount equal to the net proceeds actually received by such holder from the sale of Registrable Shares effected pursuant to such registration.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 9, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided hereunder, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party (but shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim.

(d) If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No person guilty or liable of fraudulent misrepresentation shall be entitled to contribution from any person.

Section 10. Investor Obligations. It shall be a condition precedent to the obligations of the REIT to take any action pursuant to this Agreement with respect to the Registrable Shares of each Investor that such Investor shall:

(a) Furnish to the REIT such written information regarding such Investor and the distribution proposed by such Investor as the REIT may reasonably request in writing and as shall be reasonably required in connection with any registration referred to in this Agreement and shall cooperate with the REIT in preparing such registration; and

(b) Agree, with respect to a particular offering, to sell its Registrable Shares to the underwriters, if any, at the same price and on substantially the same terms and conditions as the REIT or the other Persons on whose behalf the registration statement was being filed have agreed to sell their Securities, and, if applicable, enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting and complete and execute any questionnaires, powers of attorney, indemnities, securities escrow agreements and other documents reasonably required under the terms of such underwriting.

Section 11. Exchange Act Compliance. From the Registration Date or such earlier date as a registration statement filed by the REIT pursuant to the Exchange Act relating to any class of the REIT’s Securities shall have become effective, the REIT shall comply with all of the reporting requirements of the Exchange Act applicable to it and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144. The REIT shall reasonably cooperate with each of the Investors in supplying such information as may be reasonably necessary for each Investor to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

Section 12. Listing Event and Subsequent Registrations.

(a) The REIT and the Partnership shall cause any Listing Event and any restructuring of the REIT and the Partnership in connection therewith to be structured in a manner whereby the REIT Shares shall be the subject of the registration and the holders of limited partner interests in the Partnership will have customary rights typically associated with an “UPREIT” structure following such Listing Event to require the Partnership or its successor to redeem such limited partner interests held by such holders in exchange for cash and/or REIT Shares, it being understood that, prior to any such redemption, conversion or exchange being effected, such limited partner interests shall be considered Registrable Shares hereunder (to the extent provided for in the definition thereof).

(b) Notwithstanding anything contained in this Agreement to the contrary, in no event shall the REIT be obligated pursuant to the terms of this Agreement to effect any registration under the Securities Act with respect to any Securities other than REIT Shares.

Section 13. No Conflict of Rights; Future Rights. The REIT shall not, after the date hereof, grant any registration rights which conflict with or impair the rights granted to the Investors hereby. If at any time following the date hereof, the REIT shall grant to any present or future securityholder of the REIT or the Partnership rights to in any manner cause or participate in any registration statement of the REIT that, in the judgment of any of the Investors, are superior to or conflict with the rights granted to the Investors hereby such grant shall be null, void and ultra vires.

Section 14. Termination. This Agreement shall terminate and be of no further force or effect upon the date on which there shall no longer be any Registrable Shares outstanding.

Section 15. Benefits of Agreement; Third Party Beneficiaries. Except as provided herein, this Agreement shall bind and inure to the benefit of the REIT, the Partnership, each of the Investors and subject to Section 16, the respective successors and assigns of the REIT, the Partnership and each of the Investors. The managing underwriter(s) in connection with any Listing Event are intended third party beneficiaries of the agreements of the Persons contained in Section 5. The Persons identified as indemnified parties pursuant to Section 9 are intended third party beneficiaries of Section 9.

Section 16. Assignment. Each Investor may assign its rights hereunder to any purchaser or transferee of such Investor’s Registrable Shares or limited partner interests in accordance with the Partnership Agreement or the Stockholders Agreement; provided, however, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Investor whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of an Investor herein and had originally been a party hereto. The REIT may not assign any rights or obligations hereunder without the consent of each of the Investors, except by operation of law.

Section 17. Entire Agreement. This Agreement, and the other writings referred to herein or delivered pursuant hereto, contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto, including the Original Agreement.

Section 18. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, electronic mail nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i)	if to the REIT, to:

Aviv REIT, Inc. c/o Aviv Healthcare Properties Limited Partnership

303 West Madison Street, Suite 2400

Chicago, IL 60606

Attention: Sam Kovitz

Telephone: 312-855-0930

Facsimile: 312-855-1684

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Steve Sutherland

Robert Verigan

Telephone: 312-853-7000

Facsimile: 312-853-7036; and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201

Attention: Glenn D. West

Telephone: 214-746-7700

Facsimile: 214-746-7777

(ii)	if to any Bernfield Investor, to such Bernfield Investor:

c/o Aviv Healthcare Properties Limited Partnership

303 West Madison Street, Suite 2400

Chicago, IL 60606

Attention: Craig Bernfield

Telephone: 312-855-0930

Facsimile: 312-855-1684

(iii)	if to any Karkomi Investor, to such Karkomi Investor:

c/o Ari Ryan

10727 Wilshire Blvd. #2001

Los Angeles, CA 90024

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

Attention: Matthew Brown

Michael Hartz

Telephone: 312-902-5207

Facsimile: 312-577-8726

(iv)	if to any LG Investor, to such LG Investor:

c/o Lindsay Goldberg LLC

630 Fifth Avenue, 30th Floor

New York, NY 10111

Attention: Michael Dees

Telephone: 212-651-1123

Facsimile: 212-373-4123

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201

Attention: Glenn D. West

Telephone: 214-746-7700

Facsimile: 214-746-7777

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by facsimile or electronic mail, on the date of such delivery assuming such date is a business day, and if such date is not a business day on the date that is the business day immediately subsequent to such date, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

Section 19. Modifications; Amendments; Waivers. The terms and provisions of this Agreement may not be modified or amended except pursuant to a writing signed by (a) the REIT, (b) the Partnership, (c) such Bernfield Investors holding at least a majority of the Registrable Shares held by all Bernfield Investors, (d) such Karkomi Investors holding at least a majority of the Registrable Shares held by all Karkomi Investors and (e) such LG Investors holding at least a majority of the Registrable Shares held by all LG Investors. Any waiver of any provision of this Agreement requested by any party hereto must be granted in advance, in writing by the party granting such waiver; provided, however, that the holders of a majority of all then outstanding Registrable Shares held by the Bernfield Investors, the Karkomi Investors or the LG Investors, as the case may be, may grant a waiver on behalf of all Bernfield Investors, Karkomi Investors or LG Investors, respectively.

Section 20. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 21. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 22. Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 23. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement on the date first written above.

AVIV REIT, INC.

By:	/s/ Michael W. Dees
Name:	Michael W. Dees
Title:	Chief Financial Officer and Treasurer

AVIV HEALTHCARE MERGER SUB LP

By:	Aviv REIT, Inc., its General Partner

By:	/s/ Michael W. Dees
Name:	Michael W. Dees
Title:	Chief Financial Officer and Treasurer

[Signature Page to Amended and Restated Registration Rights Agreement]

LG INVESTORS: LG AVIV L.P. By: LG GP III LLC, its General Partner By: Lindsay Goldberg GP III LLC, its sole member

By:	/s/ Alan E. Goldberg
Name:	Alan E. Goldberg
Title:	Authorized Signatory

By:	/s/ Robert D. Lindsay
Name:	Robert D. Lindsay
Title:	Authorized Signatory

[Signature Page to Amended and Restated Registration Rights Agreement]

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

By:	Aviv Healthcare, L.L.C., its General Partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Title:	Sole Manager

BERNFIELD INVESTORS: CRAIG M. BERNFIELD REIT, L.L.C.

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Title:	Manager

[Signature Page to Amended and Restated Registration Rights Agreement]

KARKOMI INVESTORS:

ESTATE OF ZEV KARKOMI, DECEASED

/s/ Shifra Karkomi	/s/ Susan Karkomi
Shifra Karkomi, Executor	Susan Karkomi

/s/ Ari Ryan	/s/ Vicki Karkomi
Ari Ryan, Executor	Vicki Karkomi

/s/ Fred Brody	/s/ Ari Ryan
Fred Brody, Executor	Ari Ryan

/s/ Shifra Karkomi
Shifra Karkomi

SK 2009-A ANNUITY TRUST U/A/D 10/1/09	SK 2009-C ANNUITY TRUST U/A/D 10/1/09

/s/ Ari Ryan	/s/ Ari Ryan
Ari Ryan, not individually but solely as Co-Trustee	Ari Ryan, not individually but solely as Co-Trustee

/s/ Leticia Chavez	/s/ Leticia Chavez
Leticia Chavez, not individually but solely as Co-Trustee	Leticia Chavez, not individually but solely as Co-Trustee

ZK GIFT TRUST FBO VICKI KARKOMI U/A/D 12/9/91	ZK GIFT TRUST FBO SUSAN KARKOMI U/A/D 12/9/91

/s/ Shifra Karkomi	/s/ Shifra Karkomi
Shifra Karkomi, not individually but solely as Co-Trustee	Shifra Karkomi, not individually but solely as Co-Trustee

/s/ Ari Ryan	/s/ Ari Ryan
Ari Ryan, not individually but solely as Co-Trustee	Ari Ryan, not individually but solely as Co-Trustee

/s/ Fred Brody	/s/ Fred Brody
Fred Brody, not individually but solely as Co-Trustee	Fred Brody, not individually but solely as Co-Trustee

[Signature Page to Amended and Restated Registration Rights Agreement]

SUSAN L. KARKOMI REVOCABLE TRUST U/A/D 8/13/98		ARI RYAN TRUST U/A/D 8/1/87
/s/ Susan L. Karkomi		/s/ Vicki Karkomi
Susan L. Karkomi, not individually but solely as Trustee		Vicki Karkomi, not individually but solely as Trustee

ZEV KARKOMI REVOCABLE TRUST U/A/D 2/17/84		ZK GIFT TRUST FBO ARI RYAN U/A/D 8/31/06
/s/ Shifra Karkomi		/s/ Ari Ryan
Shifra Karkomi, not individually but solely as Co-Trustee		Ari Ryan, not individually but solely as Co-Trustee
/s/ Ari Ryan		/s/ Leticia Chavez
Ari Ryan, not individually but solely as Co-Trustee		Leticia Chavez, not individually but solely as Co-Trustee
/s/ Fred Brody
Fred Brody, not individually but solely as Co-Trustee

ZEVCO ENTERPRISES, INC.		ZK AVIV ACQUISITION, L.L.C.

By:	/s/ Ari Ryan	By:	/s/ Ari Ryan
	Ari Ryan		Ari Ryan
Its:	President	Its:	Manager

BELLINGHAM II CORP		COLUMBUS LEASEHOLD, INC.

By:	/s/ Ari Ryan	By:	/s/ Ari Ryan
	Ari Ryan		Ari Ryan
Its:	President	Its:	President

GILTEX CORPORATION		MANH, INC.

By:	/s/ Ari Ryan	By:	/s/ Ari Ryan
	Ari Ryan		Ari Ryan
Its:	President	Its:	President

[Signature Page to Amended and Restated Registration Rights Agreement]

PROGRESSIVE HEALTH CARE GROUP, INC.		OAKLAND NURSING HOMES, INC.

By:	/s/ Susan Karkomi	By:	/s/ Ari Ryan
	Susan Karkomi		Ari Ryan
Its:	President	Its:	President

HIGHLAND LEASEHOLD, INC.		YUBA NURSING HOMES, INC.

By:	/s/ Ari Ryan	By:	/s/ Ari Ryan
	Ari Ryan		Ari Ryan
Its:	President	Its:	President

CLARKSTON CARE CORPORATION

By:	/s/ Ari Ryan
Ari Ryan
Its:	President

[Signature Page to Amended and Restated Registration Rights Agreement]